Exhibit 23.2

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-202064) and the Registration Statement on Form S-8 (No. 333-190102) of Vanguard Natural Resources, LLC of the Annual Report on Form 10-K of Eagle Rock Energy Partners, L.P. for the year ended December 31, 2014, which uses the name Cawley, Gillespie & Associates, Inc., refers to Cawley, Gillespie & Associates, Inc., and incorporates information contained in our letter dated March 2, 2015, as of the year ended December 31, 2014, on the proved oil, natural gas liquids, and natural gas reserves of Eagle Rock Energy Partners, L.P. dated February 11, 2015. We further consent to all references to our firm and information from the report appearing in this Current Report on Form 8-K of Vanguard Natural Resources, LLC.

Very truly yours,

/s/ Cawley, Gillespie & Associates, Inc.
Cawley, Gillespie & Associates, Inc.

Fort Worth, Texas
October 8, 2015